EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

  General American Transportation Corporation (New York)--includes one foreign subsidiary and interests in two foreign affiliates, Business Segment--Railcar Leasing and Management
     GATX Terminals Corporation (Delaware)--four domestic subsidiaries, one foreign subsidiary and interests in ten foreign affiliates, Business Segment--Terminals and Pipelines
  GATX Financial Services, Inc. (Delaware)--48 domestic subsidiaries
    (which includes GATX Capital Corporation), nine domestic affiliates and 12 foreign subsidiaries, Business Segment--Financial Services
  GATX Logistics, Inc. (Florida)--29 domestic subsidiaries and two foreign subsidiaries, Business Segment--Logistics and Warehousing American Steamship Company (New York)--12 domestic subsidiaries,
    Business Segment--Great Lakes Shipping




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